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EXHIBIT 10.1

APOGEE TECHNOLOGY, INC. HAS OMITTED FROM THIS EXHIBIT 10.1 PORTIONS OF THE AGREEMENT FOR WHICH APOGEE TECHNOLOGY, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH BRACKETS AND AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT is made as of March 19, 2002 (the "Effective Date") between Apogee Technology, Inc., a corporation organized and existing under the laws of the State of Delaware, USA (hereafter "Apogee"), and STMicroelectronics, NV, a corporation organized and existing under the laws of The Netherlands, having its principal place of business at Strawinskylaan 1725, Tower B 17th floor, 1077 XX Amsterdam, The Netherlands, acting for the purpose of this Agreement through its Swiss branch, ICC Bloc A, 20 Route de Pré-Bois, 1215 Geneva 15, Switzerland (hereafter "ST").

WHEREAS,

  •
  ST is a global independent semiconductor company which designs, develops, manufactures and markets a broad range integrated circuits and discrete devices based on semiconductors used in a wide variety of microelectronic applications, including telecommunication systems, computer systems, consumer products, automotive products and industrial automation and control systems.

  •
  Apogee has expertise in the design and development of high efficiency audio amplification.

  •
  Apogee and ST desire to collaborate to design and develop products that enable digital audio amplification within the Field of Exclusivity (as such term is defined in the License Agreement).

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows.

        1.    Definitions

          1.1  Unless the provisions of this Agreement otherwise provide, the following capitalized terms used in this Agreement shall have the meaning set out below.

            1.1.1    Agreement shall mean the present Development Agreement, together with all Exhibits hereto, as the same may be hereafter amended, modified or supplemented from time to time.

            1.1.2    Affiliates shall mean an entity controlling, controlled by, or under common control as of the Effective Date or thereafter during the term of this Agreement with ST, provided that such entity shall be considered an Affiliate only for the time during which such control exists. For purposes of this definition "control" shall mean ownership or control, either directly or indirectly, of greater than 50% of the voting rights of such entity.

            1.1.3    Confidential Information shall mean the terms of this Agreement as well as any proprietary information and data of either Party, contained in written or tangible form which is marked as "Internal Use Only", "Proprietary", "Confidential", or similar words. One Party's, including its Affiliates ("Disclosing Party") Confidential Information shall also include its confidential information and data orally disclosed to the other Party including its Affiliates ("Receiving Party") if related to written material marked as confidential or otherwise identified as such during the course of the discussions. However, Confidential Information shall not include any data or information which: (a) Is or becomes publicly available through no fault of the Receiving Party; (b) Is already in the rightful possession of the Receiving Party prior to its receipt of such data or information; (c) Is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party; (d) Is rightfully obtained by the Receiving Party from a third party or in the public domain; (e) Is disclosed with the written consent of the Party whose information it is; or (f) Is disclosed pursuant to court order or other legal compulsion, after providing prior notice to the Disclosing Party of the intended disclosure.

            1.1.4    Customers shall mean a third party but not an Affiliate who purchases Products from ST.

            1.1.5    Deliverables shall mean any Project and the results thereof including but not limited to design and information related thereto, technical descriptions, comments and related materials, applicable Licensed Technology including any Improvements, components or other item including the IP Rights herein developed or to be developed by a Party pursuant to a Project.

            1.1.6    Existing Technology shall mean that portion of the Licensed Technology either currently owned or hereafter developed by of for Apogee independent of a Project and other Apogee IP Rights either currently owned or hereafter developed by Apogee that are not applicable to this Agreement or the License Agreement.

            1.1.7    Fees shall mean the support and maintenance fee set forth in Exhibit 1 of the License Agreement, or such other support and maintenance fees as may be established under a specific Project.

            1.1.8    Future Project shall mean any Project for which the Parties have Project Acceptance.

            1.1.9    IP Rights shall mean any and all software (including firmware) in source or object code format, inventions and know-how of a Party along with all patents, patent applications, including with respect to patents any patent rights granted upon any reissue, division, continuation or continuation-in-part applications now or hereafter filed, utility models issued or pending, registered and un-registered design rights, copyrights (including the copyright on software in any code), trade secrets and proprietary know-how, Mask Works and other similar statutory intellectual property or industrial rights, as well as applications for any such rights.

            1.1.10    License Agreement shall mean that certain license agreement executed on the 2nd day of February, 2001 between the Parties.

            1.1.11    Licensed Technology shall have the meaning set forth in the License Agreement.

            1.1.12    Mask Works shall have the meanings set forth in section 901(a)(2) of the Semiconductor Chip Protection Law(s).

            1.1.13    Net Sale Price shall have the meaning set forth in the License Agreement.

            1.1.14    Parties shall mean ST and Apogee together.

            1.1.15    Party shall mean ST or Apogee, as the case may be.

            1.1.16    Apogee Based Product shall mean one or more integrated circuits to be manufactured by or for ST, using in whole or in part the Licensed Technology, to be designed and developed jointly by the Parties pursuant to a Project.

            1.1.17    Project shall mean specific joint design and development activities and an associated Project Plan, provided the Parties have Project Acceptance.

            1.1.18    Project Plan shall mean the plan under which an associated Project would proceed and which shall include each of the elements set forth in Section 3.5.1 below. Each Project Plan will require the drafting and completion of new Exhibits associated with the Project to be undertaken.

            1.1.19    Semiconductor Chip Protection Law(s) shall mean the semiconductor Chip Protection Act of 1984 in the United States and any associated regulations and any amendments or revisions to these such law or regulations, or any corresponding law and regulations in a country other than the United States.

            1.1.20    Statement of Work ("SOW") shall mean with respect to each Project, the description of work which shall define the responsibilities of the Parties in the design and development of the Apogee Based Product including but not limited to performance and functional goals, cost sharing, and milestones.

            1.1.21    ST Technology shall mean the technology owned or controlled by ST and further described in Section 4.

          1.2  Exhibits.    The Exhibits hereto shall be taken, read and construed as essential parts of this Agreement and are incorporated herein by reference.

          1.3  Headings.    The headings in this Agreement are inserted for convenience of reference only and shall not be taken, read or construed as essential parts of this Agreement.

          1.4  Plural.    Words applicable to natural persons include any body of persons, company, corporation, firm or partnership, corporate or incorporate, and vice versa. Words importing the masculine gender shall include the feminine and neuter genders, and vice versa. Words importing the singular number shall include the plural number, and vice versa.

        2.    Joint Planning Committee

          2.1  Formation of Joint Planning Committee.    Within thirty (30) days after the Effective Date, the Parties shall establish a Joint Planning Committee consisting of Two (2) representatives of each Party, designated by each Party (hereinafter referred to as the "Joint Planning Committee" or "JPC"), to oversee and control the progress of each Project. A co-chairman of the JPC shall be designated by each Party among the aforesaid representatives. As an initial matter, the JPC shall meet no less frequently than quarterly (subject to change per agreement of the Two co-chairmen) and shall meet at such other times as deemed appropriate by the JPC. Each Party may change one or more of its representatives to the JPC at any time upon prior notice to the other Party. In principle, the location of the meetings of the JPC shall alternate between Massachusetts and Italy or such other place or places as are mutually agreed in good faith, it being understood that such meetings could also be held via conference call.

          2.2  Functions of JPC.    The JPC shall perform the following functions:

            2.2.1    Determine the overall strategy for and monitor the matters contemplated by this Agreement;

            2.2.2    Review Project Plans, SOWs, Project costs, Project budgets, development status and delays, and commercialization plans;

            2.2.3    Attempt to settle disputes or disagreements that arise between the Parties, unless otherwise indicated in this Agreement.

          2.3  Operation; Decision-Making; Dispute Resolution.    The Joint Planning Committee shall operate by consensus with each representative having a single vote, and any dispute that arises that cannot be resolved by the JPC shall be resolved by presentation to the Parties' upper management for consideration and resolution.

        3.    Joint Development

          3.1  Apogee's Responsibilities.    Apogee will undertake those development activities for which Apogee is responsible in accordance with the terms of any SOW associated with a Project and in accordance with the terms hereof.

          3.2  ST's Responsibilities.    ST will undertake those development activities for which ST is responsible in accordance with the terms of any SOW associated with a Project and in accordance with the terms hereof.

          3.3  Joint Development Responsibilities.    The Parties will work together to perform, pursuant to the SOW(s), the engineering tasks required in connection with development of the Apogee Based Product(s). In this regard, each of the Parties shall use commercially reasonable efforts to meet each milestone set forth in milestone schedules delineated in the relevant SOW(s) to the satisfaction of both Parties. In order to ensure the timely completion of each Project, the Parties will assign such personnel, facilities and resources as are necessary to accomplish the development activities according to the terms of the relevant Project Plan and associated SOW.

          3.4  Project Approval Process.    The Parties are under no obligation to initiate any projects. However, once the Parties have agreement, in writing, to proceed in accordance with an associated Project Plan ("Project Acceptance"), such project shall be deemed a Project and shall proceed accordingly. If ST rejects a Project Plan initiated by Apogee, Apogee shall be allowed to utilize ST manufacturing services and resources,and ST shall provide such resources and services, to produce finished die, provided that the Parties have an agreement on prices and commercial terms and conditions to be negotiated between the Parties, in good faith and on a case by case basis. No discussions shall become a "Project" nor a binding obligation on either Party, until and unless the Parties have agreement, in writing, to proceed in accordance with an associated Project Plan.

          3.5  Project Phases: Each Project shall include the following three (3) phases:

            3.5.1    Phase One: Project Planning Phase.    During the Project Planning Phase the Parties shall, under applicable non-disclosure agreement, develop a Project plan which will include the following items:

              (a)  Identification of Apogee IP Rights, ST IP Rights and Jointly Owned IP (as defined in section 8.4 below) upon which the Project will be based, or which will be contributed to the Project;

              (b)  Definition of the Apogee Based Product to be designed and developed;

              (c)  Statement of Work;

              (d)  Joint marketing and sales program for the Apogee Based Product, if applicable; and

              (e)  Project specifications.

            3.5.2    Phase Two: Design and Development Phase.    During the Design and Development Phase, the Parties shall commence the design and development of the Apogee Based Product pursuant to the terms of the associated SOW. During this Phase ST will fabricate engineering samples of the Apogee Based Product in accordance with the agreed-upon specifications.

            3.5.3    Phase Three: Validation Phase.    During the Validation Phase, the Parties will produce the following Deliverables relative to the Apogee Based Product pursuant to the terms of the associated SOW:

              (a)  Perform field test and interoperability tests;

              (b)  Develop customer support parameters;

              (c)  Qualify the Apogee Based Product for production;

              (d)  Introduce the Apogee Based Product into ST's manufacturing plant; and

              (e)  Production samples of the Apogee Based Product

          3.6  Costs.    The costs associated with the various development tasks described in the above three phases will be assumed by the Party responsible for a given task or shared on a mutually agreeable basis, as applicable and as specified in the Project Plan. For such shared costs (if any) each Party shall provide the other Party with reasonable supporting documentation.

          3.7  Project Manager.    With respect to each SOW, the Parties shall each name a project manager. The project managers will be responsible for the technical management of the SOW and shall make themselves available for meetings between the Parties on an as-needed basis to ensure the progress of such Project. The project managers shall have technical expertise related to the goals of the SOW. The project managers will monitor the overall progress of each SOW, and make recommendations to the Parties regarding any proposed additions, deletions or modifications to the Statement of Work. Such project managers shall report to the Joint Planning Committee.

          3.8  Project Delays.    Each Party shall promptly communicate to the other Party any and all difficulties that might materially affect the timely completion of any milestone set forth in the relevant SOW and where possible estimate the probable or actual impact to the aforesaid milestone resulting from such difficulties, and any actions which might favorably resolve such difficulties. To the extent the completion of any activity defined in an SOW and required to be performed by either Party is delayed by such Party, there shall be an extension equal to such delay in the target completion dates of all subsequent dependent activities set forth in the SOW; provided, however, that each Party shall use commercially reasonable efforts to meet Project milestones.

          3.9  SOW Change Orders and Project Reviews.    The Parties recognize that the design and development efforts described in a SOW might need to be revised over time. Absent written approval from the Parties, no change(s) that would substantially impact costs, functionality, scope of work, or milestone schedules (collectively "Major Modifications") shall be made to any SOW. Major Modifications to any SOW shall be reflected in a new version of the SOW, which will be appended to this Agreement. All proposed Major Modifications will be fully described in a Project change summary for consideration by both Parties, including any changes affecting the anticipated costs of the Project. All Major Modifications will be negotiated and agreed upon in writing prior to implementation. If, after the exercise of reasonable good faith efforts, on quarterly review of a Project (or after expiration of such other time as the Parties may agree), one Party objectively and in good faith determines that a Project is not viable, it shall notify the other Party in writing of such determination, and the Parties shall conduct a reasonable and prompt Project viability review. After completion of such review, the Parties shall, unless otherwise agreed, either (a) terminate the Project and true-up outstanding costs in accordance with Section 3.6, or (b) proceed forward with the Project under a Change Order in accordance with this Section 3.9.

          3.10 Third Party Licenses.    With respect to Deliverables to be delivered by a Party under a Project (the "Delivering Party"), the Delivering Party shall use reasonable commercial efforts to obtain under fair and reasonable terms and conditions satisfactory to the other Party, any third party license and support agreement for tools and software that are identified in the SOW as necessary for efficient completion of a Project.

        4.    ST Technology

        The Parties recognize that, upon such terms and conditions to be mutually agreed in good faith between the Parties in a separate instrument, ST shall contribute, and will deliver to Apogee, [* * *]. Upon ST's prior written consent (such consent not to be unreasonably withheld), [* * *]. It is agreed and understood that, prior to Project Acceptance, Apogee shall have the right [* * *].

        5.    Support and Maintenance of the Apogee Based Product

          5.1  For a period of six (6) months after a Apogee Based Product has been shipped to a first customer, Apogee will provide ST for such Apogee Based Product the support and maintenance described in Exhibit 1 of the License Agreement, upon such terms and conditions and in exchange for such Fees (if any) as may be set forth in the applicable Project. At the latest within thirty (30) days after the end of this six (6) months period and upon payment of the Fees ST shall have the right to extend the support and maintenance for another twelve (12) months period, thereafter such support and maintenance will be automatically extended on a year-to-year basis upon payment by ST of the Fees before the end of the current year.

          5.2  Upon ST's request Apogee agrees to negotiate with Customers reasonable terms and conditions associated with direct support of the Customers. Such support shall include, without limitation, training, design-in support, software maintenance and upgrades.

        6.    Software License Seats

        Unless otherwise specifically agreed between the Parties, during the Term, ST shall provide at its expense and under such terms and conditions to be mutually agreed in good faith between the Parties, up to [* * *] to Apogee ([* * *]), as Apogee may select, [* * *]; provided however that ST's obligation under this section 6 shall never exceed, in aggregate, [* * *].

        7.    License of IP Rights

          7.1  License of Apogee IP Rights.    [* * *].

          7.2  License of Apogee IP Rights.    [* * *].

        8.    Ownership

          8.1  Original Ownership.    All IP Rights owned or controlled by a Party prior to the Effective Date or prior to any Project Acceptance shall remain the property of such party throughout the term of this Agreement and thereafter.

          8.2  Apogee Sole Ownership.    Except as set forth in Section 8.4 or 8.5 below, all IP Rights originated, discovered or developed by Apogee or for Apogee (i.e., by an employee of Apogee or an authorized contractor of Apogee), shall be owned by Apogee.

          8.3  ST Sole Ownership.    Except as set forth in Section 8.4 or 8.5 below, all IP Rights originated, discovered or developed by ST or for ST (by an employee of ST or a third-party contractor of ST) shall be owned by ST. All Mask Work generated by the Parties, individually or collectively, pursuant to this Agreement shall be the property of ST. However, ST's ownership of the Mask Works shall not be deemed to give ST any ownership in any Apogee's IP Rights even though such Apogee's IP Rights may be fixed in those Mask Works.

          8.4  Joint Ownership.    With the exception of any ownership rights set forth in Sections 8.1 ("Original Ownership"), 8.2 ("Apogee Sole Ownership"), and 8.3 ("ST Sole Ownership") above, any IP Rights originated, discovered or developed jointly by both Parties ("Jointly Owned IP Rights") shall be jointly owned [* * *]; provided however that, unless otherwise agreed between the Parties on a case-by-case basis:

      (i)
      For any use by Apogee of such Jointly Owned IP Rights [* * *].

      (ii)
      For any use by Apogee of such Jointly Owned IP Rights [* * *].

      (iii)
      For any use by ST or Affiliates of such Jointly Owned IP Rights [* * *].

      (iv)
      For any use by ST or Affiliates of such Jointly Owned IP Rights [* * *].

      (v)
      Each of the Parties may license such Jointly Owned IP Rights, subject to prior notification to (which notification shall include the identity of the proposed licensee and its field of operation), and approval of the other Party, it being understood that such Party approval shall not be unreasonably withheld or delayed, it being further understood that such approval may be withheld (by way of example and not by way of limitation) where the proposed licensee is or reasonably threatens to become a direct competitor of the other Party. If and when applicable, the Parties shall discuss, in good faith and on a case-by-case basis, [* * *].

            8.4.2    Patent Prosecution.    Patent applications and other means of formal protection shall be filed in the joint names of the Parties with respect to any such jointly owned IP Rights which the Parties jointly deem to be worthy of seeking any such protection. Consistent with the laws of the countries involved, the Parties shall jointly determine the country of jurisdiction within which the first patent application or other such protection shall be filed and, which of the Parties shall be responsible for the preparation and filing of the patent application or other such application. The Parties shall also jointly determine which other countries of jurisdictions any such application shall be filed and which of the Parties shall be responsible for such other filing. If the Parties cannot agree as to whether a particular jointly owned IP Rights should be the subject of patent or other formal protection, or cannot agree upon the countries or jurisdictions within which such application shall be filed, either Party may, on its own, seek such patent or other protection in any desired country or jurisdiction, and the other Parties shall cooperate with the Party seeking such protection. Unless otherwise agreed, all patent applications or other formal protection for Jointly Owned IP Rights, whether pursued by all Parties or by one Party, [* * *]. The Parties shall consult with each other no less than once per calendar year for the purpose of identifying jointly owned IP Rights for which protection should be sought, the countries of jurisdictions in which such protection should be sought and in equalizing the costs involved in such protection in proportion to each Party's benefit. In case a Party is not or no more interested in participating in a patent or patent application, it shall notify the other Party thereof, in writing, at the earliest practicable date, and shall forthwith relinquish to the other Party its rights to such patent or patent application, then the other Party shall have the right, at its expenses, to prosecute such application or maintain said patent or patent application. The relinquishing Party agrees, at the other Party's expenses, to co-operate fully with the other Party to assist the other Party in obtaining (by assigning all its rights title and interest in the application)`, maintaining, defending and renewing such patent or patent application. For the purpose of this Section 8.4 "joint" ownership with respect to inventions and copyrights shall be defined in accordance with the then-current United States patent law or copyright law, as applicable.

          8.5  Derivative IP.    All Improvements, modifications or derivatives created by either Party to its own IP Rights or the IP Rights of the other Party (collectively "Derivative IP") during the course of this Agreement, and in accordance with the licenses granted in Section 7 ("Licensing of IP Rights") above, shall be owned by the owner of the original IP Rights, but shall be licensed to the other Party in accordance with the licenses applicable to the underlying IP Rights as set forth in Section 7 ("Licensing of IP Rights") above.

          8.6  Assignment.    Each Party agrees to assign to the other as necessary all right title and interest in and to any IP Rights made or developed by such Party which is to be owned by the other Party pursuant to Sections 8.5 above, and further agrees to assist the other Party with any application for patent rights and any other means of formal protection and to do all commercial reasonable acts that may be required by the other Party in connection with such assignment or assistance. The Party entitled to the assignment and assistance will reimburse the other Party the reasonable cost incurred by such other Party in providing such assignment and assistance.

        9.    Marketing and Sales

          9.1  Marketing.    In connection with an applicable Project, Apogee agrees to reasonably assist ST in the marketing of Apogee Based Products, which assistance could include developing joint marketing materials, participating in trade shows, referring clients, and similar activities, as may be agreed between the Parties. Apogee similarly shall reasonably assist ST in field trials and other demonstrations of the Apogee Based Products. The allocation of costs for marketing efforts under this Section 9.1 shall be as provided in the applicable Project.

          9.2  Reciprocal Marketing.    If, under a Project, Apogee is to market, sell, or both market and sell an Apogee Based Product, then ST agrees to reasonably assist Apogee in the marketing of such Apogee Based Products, which assistance could include developing joint marketing materials, participating in trade shows, referring clients, and similar activities, as may be agreed between the Parties. ST shall reasonably assist Apogee in field trials and other demonstrations of such Apogee Based Products. The allocation of costs for marketing efforts under this Section 9.2 shall be as provided in the applicable Project.

          9.3  Press Releases.    The Parties may issue common press releases related to the execution of this Agreement, with regard to the Parties' relationship, and as the Apogee Based Products subject matter of a Project are developed. The Parties may also issue their own separate announcements and press releases regarding this Agreement. Each such press release shall be subject to the review and approval of the other Party, such approval not to be unreasonable withheld or delayed. No pre-approval shall be required regarding press releases by either Party which relate solely to Apogee Based Products, and not to the other Party nor to this Agreement. Otherwise, neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party's prior written consent. However, either Party is free to file with the SEC or other relevant government agencies any document required to be filed thereon advice of counsel (redacted in a form advised by counsel).

          9.4  Sales of Apogee Based Products.    Apogee's rights to purchase Apogee Based Products from ST [* * *].

        10.  Royalties and Non-Recurring Engineering Charges ("NRE")

          10.1   For all Apogee Based Product, and following a specific agreement for each Project, ST shall pay to Apogee royalties [* * *], unless otherwise agreed on a case by case basis between the Parties, it being however understood, and agreed by Apogee, [* * *].

          10.2   In the event the Parties agree that NRE will apply to a Project, the amount and payment schedule of such NRE will be described in the relevant SOW.

        11.  Indemnification

        The terms and conditions of Section 6 "Indemnification" of the License Agreement shall govern the indemnification obligations hereunder.

        12.  Term and Termination

          12.1   Term.    The Term of this Agreement shall begin on the Effective Date, and unless earlier terminated as hereinafter set forth, shall remain in force unless terminated as herein provided. Expiration or termination of the License Agreement shall not effect the Term of this Agreement, unless the cause for such termination directly relates to the obligations under this Agreement of the Party in purported breach of the License Agreement.

          12.2   Termination.    Each Party may, in its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement and at law, terminate this Agreement in the event of any of the following:

            12.2.1    Termination for Breach.    Upon a breach by the other Party of any material provision in this Agreement and failure of the breaching Party to cure such material breach [* * *].

            12.2.2    Termination for Bankruptcy.    In the event a Party becomes the subject of any voluntary or involuntary proceeding under the applicable national or state bankruptcy or insolvency laws and such proceeding is not terminated within sixty (60) days of its commencement.

            12.2.3    Project-Specific Termination.    As an alternative to proceeding under Section 12.2.1 to terminate this Agreement, a Party may terminate a specific Project, if the other Party is in material breach of its obligations with respect to such Project (a "Project-Specific Breach"). A Party shall provide written notice to the other Party of a Project-Specific Breach, and afford such Party a forty-five (45) day period to cure such Breach.

          12.3   Effect of Termination on joint development obligations.    [* * *].

          12.4   Notwithstanding anything to the contrary herein, no expiration or termination of this Agreement shall relieve ST of its obligation to pay any sum due hereunder.

          12.5   Survival.    The provisions of Sections 1 ("Definitions"), 8 ("Ownership"), 10 ("Royalties"), 11 ("Indemnification"), 12 ("Term and Termination"), 13 ("Confidentiality"), 14 ("Limitation of Liability") and 15 ("General Provisions") shall survive any termination of this Agreement.

        13.  Confidentiality

          13.1   Obligation of Confidentiality.    The Receiving Party shall, during the term of the Agreement, and for a period of five (5) years thereafter, subject to the exclusions set forth in Section 1.1.3 ("Confidential Information"), hold all Confidential Information of the Disclosing Party in confidence, not disclose such Confidential Information to any third parties except those with a need to know in connection with or during the performance of this Agreement (including, as necessary, subcontractors) who have executed a confidentiality agreement with terms at least as restrictive with regard to the Disclosing Party's information as those set forth herein, and in general use the same degree of care to protect the confidentiality of the Disclosing Party's Confidential Information as it uses with respect to its own information of a similar nature.

          13.2   Non-Use.    Neither Apogee nor Licensee shall use the other Party's Confidential Information for another or other purpose than for the purposes set forth in this Agreement and the License Agreement.

          13.3   Expiration.    Except as otherwise provided in Section 8.3 of the License Agreement, upon termination of this Agreement all of the Disclosing Party's Confidential Information and all copies thereof in the Receiving Party's possession or control shall be immediately returned to the Disclosing Party or destroyed by the Receiving Party at the Disclosing Party's instruction. The Receiving Party shall then certify the same in writing and that no copies have been retained by the Receiving Party, its employees, Affiliates, contractors, or other parties to whom such information is provided.

          13.4   Injunctive Relief.    The Receiving Party acknowledges that the unauthorized disclosure of the Disclosing Party Confidential Information will cause irreparable harm and significant injury, the scope of which is difficult to ascertain. Accordingly, the Receiving Party agrees that the Disclosing Party shall have the right to an immediate injunction enjoining any such unauthorized disclosure.

        14.  Limitation of Liability

          14.1   EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), CAUSED BY ANY BREACH OF ITS OBLIGATIONS TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          14.2   EXCEPT AS SET FORTH IN THE LICENSE AGREEMENT, IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR ANY LOSS, DAMAGE OR LIABILITY ARISING FROM A BREACH OF THIS AGREEMENT, EXCEED AS AN AGGREGATE [* * *].

        15.  General Provisions

          15.1   Assignment.    This Agreement may not be assigned by either Party, nor any of such Party's rights or obligations hereunder, to any third party including without limitation through a U.S. Bankruptcy Code Chapter 11 reorganization, without prior written consent of the other Party (which shall not be unreasonably withheld). In the event that this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto. Notwithstanding the foregoing ST may, at all times, assign or transfer this Agreement, in part or in whole, to its Affiliates.

          15.2   Affiliates.    Apogee acknowledges that ST may or does conduct its business in whole or in part through Affiliates. Accordingly, Apogee agrees that the rights and benefits granted to ST through this Agreement shall inure to ST and its Affiliates (it being understood that in such case ST shall guarantee the performance of its Affiliates under this Agreement).

          15.3   Force Majeure.    Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike and other events beyond its reasonable control. In the event that such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible and the Parties shall discuss the best way to resolve the event of force majeure.

          15.4   Notices.    All notices provided for in connection with this Agreement shall be given in writing and shall be effective (i) upon receipt, when served by personal delivery; or (ii) the next day following the date of transmittal when transmitted by facsimile; or (iii) on the third day following the date of transmittal when transmitted by express mail; or (iv) on the 7th day following the date of mailing when sent by registered airmail of the sender's country with postage prepaid, addressed to the Party as follows, or to a changed address as the Party shall have specified by prior written notice:

ST:	STMicroelectronics, Route de pré-Bois 20, ICC Bloc A, 1215 Geneva 15, Switzerland Fax: (+41) 22 929 58 78 Attention: General Counsel; and
Apogee:	Apogee Technology, Inc., 129 Morgan Drive Norwood, Massachusetts 02062, USA Phone: (781) 551-9450 Fax: (781) 440-9528 Attention: Herbert M. Stein

          15.5   Waiver.    The waiver by either Party of the remedy for the other Party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

          15.6   Severability.    If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

          15.7   Amendment.    No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by the respective authorized representative of each Party.

          15.8   Governing Law.    This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware (USA) without respect to its conflict of law provisions. All disputes arising in connection with the present Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Such arbitration shall take place in Chicago and be held in the English language.

          15.9   No Partnership.    In giving effect to this Agreement, no Party shall be or be deemed to be an agent or employee of another Party for any purpose, and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the Parties. No Party shall have the right to enter into contracts or pledge the credit of or incur expenses or liability on behalf of the other Party.

          15.10  Entire Agreement.    This Agreement and the License Agreement constitute the entire agreement between the Parties and supersedes all prior proposal(s) and discussions relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter other than as expressly provided herein. The terms and conditions contained herein and the appendixes attached hereto constitute the entire agreement between the parties and shall supersede all previous communications either oral or written between the parties with respect to the subject matter hereof. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.

        IN WITNESS THEREOF, the Parties hereto have executed this Agreement on the Effective Date.

For STMicroelectronics, NV		For Apogee Technology, Inc.
Name:	Aldo Romano	Name:	Herbert M. Stein
Title:	Corp. Vice President	Title:	Chairman of the Board
Signature:	/s/ ALDO ROMANO	Signature:	/s/ HERBERT M. STEIN

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DEVELOPMENT AGREEMENT